EXHIBIT 99.1

Operating Results Improvements Continue at Hooker Furnishings in Q1

Driven by Stable Legacy Sales and Ongoing Cost Savings Initiatives

MARTINSVILLE, Va., June 12, 2025 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) (the “Company” or “HFC”), a global leader in the design, production, and marketing of home furnishings for 101 years, today reported its operating results for its fiscal 2026 first quarter ended May 4, 2025.

Key Results for the Fiscal 2026 First Quarter:

  The Company lowered its operating loss by $1.6 million, or 31%, from the prior year first quarter to $3.6 million, driven by cost-saving initiatives launched in the second half of last year and despite reduced net sales in the quarter.
  The Company reduced operating expenses by $2.2 million versus the prior year first quarter. This reduction occurred despite the first quarter fiscal 2026 results including $523,000 in restructuring costs, primarily severance.
  The Company reported consolidated net sales of $85.3 million for the first quarter, a decrease of $8.3 million, or 8.8%, compared to the same period last year.
  Hooker’s legacy brands sales were stable, with Hooker Branded net sales increasing slightly by 0.8%, driven by higher unit volume, while the Domestic Upholstery Segment saw a slight 3.7% sales decrease, compared to the prior year first quarter, respectively.
  The overall decrease in consolidated sales was primarily driven by a double-digit sales decrease at HMI, which is positioned in the mid-price segment where import tariffs have more sharply curtailed demand.
  Hooker Branded achieved breakeven profitability for the quarter, while Domestic Upholstery and Home Meridian significantly narrowed operating losses by $713,000 (55%) and $584,000 (17%), respectively, from the prior year period.
  Gross margin improved by 180 bps, maintaining overall gross profit levels despite lower net sales. The Company recorded a net loss of $3.1 million, or ($0.29) per diluted share, an improvement from a $4.1 million loss, or ($0.39) per diluted share in the prior year first quarter.
  Hooker Furnishings began stocking inventory in a leased warehouse in Vietnam during the quarter. This facility allows retail customers to mix product collections in containers, improving product flow, inventory turns, and margin potential.

Management Commentary

“We continue to take significant and deliberate actions to stabilize the Company, drive improved sales and deliver strong gross margins as we execute on our significant cost savings program without losing our focus on quality, service, our strategic vision and increasing shareholder value,” said Jeremy Hoff, Chief Executive Officer. “We delivered the eighth consecutive quarter of consistent market share gains within Hooker’s legacy brands, which includes Hooker Branded and Domestic Upholstery. The Spring High Point Market was exceptional for the Company, especially with two new case goods collections in our collected living format. In addition, we had significant placements on the debut of our “Living Your Way” modular upholstery program offered in both stationary and motion in multiple scale and cover options.”

Hoff continued, “Our progress is steady and we are executing within all aspects of the business that we are able to control. Notwithstanding our strategic progress, the home furnishings industry continues to navigate a challenging environment, driven by persistent softness in the housing market, higher mortgage rates, and declining consumer sentiment. Existing home sales remain well below pre-pandemic levels, and the sharp rise in borrowing costs has dampened housing mobility, which traditionally fuels furniture demand. At the same time, consumer confidence has dropped to near historic lows, with many households pulling back on discretionary spending. These macroeconomic headwinds are weighing heavily on our industry, and we remain focused on adapting to the realities of today’s market.”

“In the face of these challenges, we are continuing to achieve significant cost savings through our ongoing programs. Our year-over-year operating and gross margin improvements during the first quarter were driven by the $2.2 million in cost savings from our initial round of cost reductions we announced a year ago,” said Hoff. “Since the initial announcement, we have expanded our cost reduction initiatives through the exit of the Savannah Warehouse and opening of a leased Vietnam Warehouse. These moves, particularly our strategic shift to the Vietnam warehouse, will result in accelerated savings and improvements as the current fiscal year progresses.”

“In total, from the June 2024 start of our initiative, we anticipate reducing our total annual spend rate by approximately 25%. These savings alone will substantially improve profitability – and as conditions improve, our position for growth strengthens accordingly, as will our ability to drive value for shareholders through disciplined execution and capital stewardship,” Hoff said.

Multiphase Cost Reduction Initiatives

Hooker Furnishings is executing a multi-phase cost reduction strategy aimed at achieving approximately $25 million in annualized savings by next year (fiscal year 2027).

Phase 1: Initial Cost Reductions (last year - fiscal year 2025)

  Actions: Reduced fixed costs by over $10 million through facility downsizing, workforce reductions and fixed cost reductions.
  Financial Impact: Incurred $4.9 million in restructuring charges, including $3.6 million in severance.
  Savings: Achieved over $3 million in fiscal 2025 and expect to realize over $10 million annually this year (fiscal year 2026).

Phase 2: Logistics & Operations Consolidation (current year – fiscal year 2026)

  Actions:
    Savannah Exit: We initiated and expect full closure and formal release from our lease of Savannah warehouse by October 31, 2025, previously used for the discontinued Accentrics Home product line.
    Vietnam Warehouse: Opened new facility in May 2025 to enhance supply chain efficiency, reducing lead times from about 6 months to 4–6 weeks.
    Further cost-saving opportunities through operational streamlining and potential outsourcing.
  Financial Impact: Expecting $2-$3 million in net charges in fiscal 2026.
  Savings: Anticipate net savings of $3.4 million in fiscal 2026, net of expected charges and other offsets; projecting net savings of over $14 million annually from fiscal 2027.

Summary
In total, the Company expects to eliminate approximately $25 million or roughly 25% of its fixed costs, with about $11 million in warehousing and distribution expenses under cost of goods sold and $14 million in selling and administrative expenses. In fiscal 2026, Hooker expects to realize about $14 million in cost savings net of offsets and special charges. By fiscal 2027, Hooker Furnishings expects to realize $25 million in net annualized savings through these phased initiatives, enhancing profitability, operational efficiency, and long-term shareholder value.

“Importantly, our cost reductions should not impact our strategic growth priorities, including our collected living merchandising platform, the Vietnam warehouse advantage, and our upcoming Margaritaville licensed collection,” Hoff said.

Segment Reporting Versus the Prior Year Period

Hooker Branded

  In the first quarter of fiscal 2026, the Hooker Branded segment experienced a modest 0.8% increase in net sales compared to the prior year first quarter, amounting to $300,000, driven by higher unit volume but tempered by lower average selling prices and increased discounts.
  Gross profit and margin decreased by $393,000 and 130 bps, respectively, primarily due to reduced margins on discounted items, though partially mitigated by reduced warehousing and distribution expenses.
  Hooker Branded achieved breakeven for the quarter.
  Incoming orders grew by 2.4% year-over-year. The quarter-end order backlog was 21.3% lower than the previous year’s first quarter primarily due to better inventory position which resulted in quicker shipments. Quarter-end order backlog increased by nearly 3% from the year-end.

Home Meridian (HMI)

  Home Meridian segment’s net sales decreased by $7.6 million, or 28.8%, in the first quarter of fiscal 2026, primarily due to a significant reduction in unit volume.
  Approximately 30% of the net sales decrease resulted from the loss of a major customer due to its bankruptcy in the prior year, with the remainder attributed to reduced sales due to import tariff-related buying hesitancy among HMI’s customers, most of whom are situated in the mid-priced and commercial segment of the market.
  This decrease was partially offset by a $1.7 million increase in sales from the hospitality business.
  Despite the significant sales decrease, gross profit only decreased by $568,000, with a 200 bps increase in gross margin, driven by improved product margins, reduced allowances, and lower warehousing and distribution costs from restructuring efforts that also reduced the operating loss from $3.4 million to $2.8 million.
  Incoming orders and backlog decreased due to reduced demand from traditional channels and the loss of a major customer, due to its bankruptcy, compounded by fewer orders in the project-based hospitality business.

Domestic Upholstery

  Domestic Upholstery segment’s net sales decreased by $1.1 million, or 3.7%, in the first quarter of fiscal 2026, primarily due to reduced demand for indoor residential home furnishings. This decrease was partially offset by a 12.7% sales increase in the outdoor furnishings business, Sunset West, following its bicoastal expansion.
  Despite the sales decrease, gross profit increased by $575,000 and gross margin increased by 260 bps, driven by an 80 bps decrease in direct material costs and a 100 bps decrease in direct labor costs from the cost reduction plan and reduced work hours. Warehousing and distribution expenses also decreased.
  Domestic Upholstery significantly reduced operating losses by $713,000 (55%) despite the sales decrease.
  Incoming orders fell by 2.6%, with the quarter-end backlog unchanged from the prior year’s first quarter but up 7.1% from the year-end.

Adjusting to Import Tariff Increases and Uncertainties

After initially announcing double-digit tariffs on imported finished goods and component parts, including a 46% tariff on imports from Vietnam -- a leading source country for Hooker and much of the industry -- the US Government issued a pause on tariffs until July. Currently, a 10% tariff on all imports is in place, with additional tariffs on China, Mexico and Canada also pending.

Hoff continued, “We believe we’ve successfully mitigated the across-the-board 10% tariff through participation by our source factories and through a 5% price increase effective last month. Like everyone else, we are waiting to hear in July what the final tariff may be for Vietnam, where we source over 80% of our products. We will act responsibly, not reactively, and are positioned with a solid financial foundation and balance sheet that are built to navigate challenging times,” Hoff said.

Cash, Debt and Inventory

Cash and cash equivalents stood at $18 million, an increase of $11.7 million from the year-end, due primarily to accounts receivable collections. Inventory levels decreased from $70.8 million at year-end to $64.3 million at quarter-end. The Company utilized its cash reserves for several key expenditures during fiscal 2026 first quarter, including $2.5 million cash dividends to shareholders and $851,000 capital expenditures. Despite these outflows, the Company maintained its financial flexibility with $40.7 million in available borrowing capacity under its new Amended and Restated Loan Agreement as of quarter-end.

“Subsequent to the end of our fiscal first quarter, we paid down all outstanding borrowings on our revolving credit facility,” said Earl Armstrong, Chief Financial Officer. “As of yesterday, we had approximately $3 million in cash on hand, with $63.3 million in available borrowing capacity, net of standby letters of credit.”

Capital Allocation

“Last week, we announced our regular quarterly dividend, reflecting our ongoing confidence in the Company’s outlook and extending our over 50-year track record of uninterrupted dividend payments,” Armstrong continued. “We are focused on disciplined capital deployment that supports both shareholder returns and operational resilience. The significant progress we’ve made in reducing  debt, even while returning capital through dividends, reflects the structural cost savings initiatives we’ve implemented across the business. These actions are not only improving near-term liquidity but also positioning us to pursue strategic growth with a stronger and more efficient balance sheet. As we move through the year, we remain committed to capital allocation decisions that enhance long-term value creation, through a combination of our cost savings initiatives and strategic growth priorities.”

Outlook

“According to U.S. Census Bureau monthly retail trade survey, furniture retail sales have shown modest improvement in recent months. April sales were slightly higher compared to the January–March period and increased 5.6% year-over-year. However, existing home sales remain subdued, currently operating at approximately 75% of typical pre-pandemic levels for the third consecutive year. Despite these headwinds, inflation and employment indicators have remained relatively stable.

To navigate the ongoing economic challenges, we continue to prioritize product innovation, cost optimization, and operational excellence. These strategic imperatives position us to capitalize on emerging opportunities as macroeconomic conditions improve, ultimately driving long-term shareholder value.

Key initiatives include the launch of our new Margaritaville licensing program, a best-in-class international warehouse that enables us to reduce domestic safety stock, preserve working capital, and shorten lead times, and our Collected Living whole-home merchandising approach, which received strong validation at the April High Point Market.

We are very encouraged by fiscal May orders at Hooker Legacy, which were the highest since February 2022 (fiscal 2023). On the Hooker legacy side, May orders were up nearly 33% as compared to the prior year. Hooker Branded orders were up nearly 40% and Domestic Upholstery orders were up 25%, both as compared to fiscal May of the prior year.

Additionally, we are preparing to launch a redesigned corporate website in October, which we expect will:

  enhance digital customer experience, improve lead generation, and support omni-channel growth;
  drive consumer engagement, streamline e-commerce navigation, and support our retail partners; and
  serve as a hub for product education and lifestyle inspiration, increasing time-on-site and conversion rates.

Within our Domestic Upholstery segment, the newly introduced “Live Your Way” strategy is designed to:

  deliver customizable, lifestyle-oriented solutions tailored to evolving consumer preferences;
  offer tailored upholstery options that align with today’s diverse lifestyles and consumer expectations;
  focus on modularity, flexibility, and personalized comfort, meeting the needs of design-savvy customers; and
  emphasize customization and quality craftsmanship, reinforcing our leadership in the premium upholstery segment.

We are simultaneously driving operational efficiencies across the segment and are beginning to observe measurable improvements in performance,” Hoff concluded.

Conference Call Details

  Hooker Furnishings will present its fiscal 2026 first quarter financial results via teleconference and live internet webcast on Thursday morning, June 12th, 2025 at 9:00 AM Eastern Time.
  A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay.
  To access the call by phone, participants should go to this link (registration link) and you will be provided with dial in details.
  To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

Hooker Furnishings Corporation, in its 101st year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources International, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, N.C., Las Vegas, N.V., Atlanta, G.A. and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia, North Carolina, Georgia, and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, hfcustomfurniture.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, slh-co.com, and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, including the current macro-economic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to fluctuating interest rates and housing market volatility, which can affect consumer spending patterns, existing home sales, and demand for home furnishings, including their potential impact on (i) our sales and operating costs and access to financing, (ii) customers, and (iii) suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) adverse political acts or developments in, or affecting, the international markets from which we import products and some components used in our Domestic Upholstery segment, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the current ten percent tariff and potential additional higher reciprocal tariffs on imports from key sourcing countries , affecting the countries from which we source imported home furnishings and components, including the possible adverse effects on our sales, earnings, and liquidity; (3) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (4) risks associated with the ultimate outcome of our cost reduction plans, including the amounts and timing of savings realized and the ability to scale the business appropriately as customer demand increases or decreases based on the macroeconomic environment; (5) risks associated with the ongoing restructuring and review of the Home Meridian (HMI) segment, including uncertainties related to the successful execution of cost reduction plans, the impact of exiting unprofitable product lines and facilities, and the potential to achieve consistent profitability in the future, including the buying hesitancy of its customer base due to tariff and other economic uncertainties; (6) risk associated with the planned exit of our Savannah, Georgia warehouse, including executing a timely exit, the costs and availability of temporary warehousing, moving and start-up costs, ERP and technology-related risks, the timing and amounts of related restructuring charges and expected cost savings, as well as possible related disruptions to sales, earnings, revenue; (7) risks associated with our new warehouse facility in Vietnam, including our ability to execute the planned shift of inventories from domestic facilities to Vietnam without increasing overall inventories and adversely affecting working capital levels and start-up risks including technology-related risks or disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, and the ability to timely fulfill customer orders; (8) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (9) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, domestic trucking, and warehousing costs and the risk that a disruption in our supply chain or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fulfill customer orders; (10) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (11) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (12) our inability to collect amounts owed to us or significant delays in collecting such amounts; (13) the risks associated with our Amended and Restated Loan Agreement, including the fact that our asset-based lending facility is secured by substantially all of our assets and contains provisions which limit the amount of our future borrowings under the facility, as well as financial and negative covenants that, among other things, may limit our ability to incur additional indebtedness; (14) interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cybersecurity threats or inadequate levels of cyber insurance or risks not covered by cyber insurance; (15) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (16) risks associated with our self-insured healthcare and workers compensation plans, which utilize stop-loss insurance for aggregate claims above specified thresholds and can be impacted by higher healthcare inflation and expenditures, all of which may cause our healthcare and workers compensation costs to rise unexpectedly, adversely affecting our earnings, financial condition, and liquidity; (17) disruptions and damage (including those due to weather) affecting our Virginia, North Carolina or Georgia warehouses, our Virginia, North Carolina or California administrative and manufacturing facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative offices or warehouses in Vietnam and China; (18) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (19) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (20) the direct and indirect costs and time spent by our associates related to the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (21) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (22) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (23) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (24) price competition in the furniture industry; (25) changes in consumer preferences, including increased demand for lower-priced furniture; and (26) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2025. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the
	13 Weeks Ended
	May 4,	April 28,
	2025	2024

Net sales	$85,316	$93,571

Cost of sales	66,314	74,350

Gross profit	19,002	19,221

Selling and administrative expenses	21,653	23,467
Intangible asset amortization	913	924

Operating (loss) / income	(3,564)	(5,170)

Other income, net	126	627
Interest expense, net	378	364

(Loss) / Income before income taxes	(3,816)	(4,907)

Income tax (benefit) / expense	(764)	(816)

Net (loss) / income	$(3,052)	$(4,091)

(Loss) / Earnings per share
Basic	$(0.29)	$(0.39)
Diluted	$(0.29)	$(0.39)

Weighted average shares outstanding:
Basic	10,563	10,496
Diluted	10,563	10,496

Cash dividends declared per share	$0.23	$0.23

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) / INCOME
(In thousands)
(Unaudited)

	For the
	13 Weeks Ended
	May 4,	April 28,
	2025	2024

Net (loss) / income	$(3,052)	$(4,091)
Other comprehensive income:
Actuarial adjustments	(45)	(59)
Income tax effect on adjustments	11	14
Adjustments to net periodic benefit cost	(34)	(45)

Total comprehensive (loss) / income	$(3,086)	$(4,136)

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
As of	May 4,	February 2,
	2025	2025
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$18,011	$6,295
Trade accounts receivable, net	39,597	58,198
Inventories	64,316	70,755
Income tax recoverable	-	521
Prepaid expenses and other current assets	6,144	5,355
Total current assets	128,068	141,124
Property, plant and equipment, net	28,164	28,195
Cash surrender value of life insurance policies	30,015	29,238
Deferred taxes	17,120	16,057
Operating leases right-of-use assets	43,689	45,575
Intangible assets, net	21,191	22,104
Goodwill	15,036	15,036
Other assets	16,402	16,613
Total non-current assets	171,617	172,818
Total assets	$299,685	$313,942

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$11,534	$20,001
Accrued salaries, wages and benefits	4,006	3,851
Accrued income taxes	292	49
Customer deposits	6,386	5,655
Current portion of operating lease liabilities	7,647	7,502
Other accrued expenses	2,643	2,916
Total current liabilities	32,508	39,974
Long term debt	22,263	21,717
Deferred compensation	6,649	6,795
Operating lease liabilities	39,108	41,073
Total long-term liabilities	68,020	69,585
Total liabilities	100,528	109,559

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 10,712 and 10,703 shares issued and outstanding on each date	50,831	50,474
Retained earnings	147,787	153,336
Accumulated other comprehensive income	539	573
Total shareholders’ equity	199,157	204,383
Total liabilities and shareholders’ equity	$299,685	$313,942

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the
	13 Weeks Ended
	May 4,	April 28,
	2025	2024
Operating Activities:
Net (loss) / income	$(3,052)	$(4,091)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,203	2,283
Deferred income tax expense	(1,052)	(1,329)
Noncash restricted stock and performance awards	357	205
Provision for doubtful accounts and sales allowances	(247)	(408)
Gain on life insurance policies	(679)	(938)
(Gain) / loss on disposal of assets	15	-
Changes in assets and liabilities:
Trade accounts receivable	18,847	2,102
Inventories	6,440	5,179
Income tax recoverable	521	493
Prepaid expenses and other assets	(928)	(2,183)
Trade accounts payable	(8,498)	2,122
Accrued income taxes	243	-
Accrued salaries, wages, and benefits	155	(1,758)
Customer deposits	731	690
Operating lease assets and liabilities	67	139
Other accrued expenses	(270)	(819)
Deferred compensation	(190)	(210)
Net cash provided by operating activities	$14,663	$1,477

Investing Activities:
Purchases of property and equipment	(851)	(843)
Premiums paid on life insurance policies	(116)	(116)
Net cash used in investing activities	$(967)	$(959)

Financing Activities:
Proceeds from revolving credit facility	$534	$-
Cash dividends paid	(2,497)	(2,452)
Debt issuance cost	(17)	-
Payments for long-term loans	-	(350)
Net cash used in financing activities	$(1,980)	$(2,802)

Net increase / (decrease) in cash and cash equivalents	11,716	(2,284)
Cash and cash equivalents - beginning of year	6,295	43,159
Cash and cash equivalents - end of quarter	$18,011	$40,875

Supplemental disclosure of cash flow information:
Cash paid for / (refund of) income taxes	$(475)	$15
Cash paid for interest, net	466	367

Non-cash transactions:
Increase in lease liabilities arising from changes in right-of-use assets	$10	$287
Increase in property and equipment through accrued purchases	30	26

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES, GROSS PROFIT, AND OPERATING (LOSS) / INCOME BY SEGMENT
(In thousands)
(Unaudited)

13 Weeks Ended
	May 4, 2025		April 28, 2024
		% Net		% Net
Net sales		Sales		Sales
Hooker Branded	$37,108	43.5%	$36,808	39.3%
Home Meridian	18,811	22.0%	26,424	28.2%
Domestic Upholstery	28,913	33.9%	30,027	32.1%
All Other	484	0.6%	312	0.3%
Consolidated	$85,316	100%	$93,571	100%

Gross profit
Hooker Branded	$11,065	29.8%	$11,457	31.1%
Home Meridian	2,733	14.5%	3,301	12.5%
Domestic Upholstery	5,280	18.3%	4,705	15.7%
All Other	(76)	-15.7%	(242)	-77.6%
Consolidated	$19,002	22.3%	$19,221	20.5%

Operating (loss) / income
Hooker Branded	$27	0.1%	$179	0.5%
Home Meridian	(2,840)	-15.1%	(3,423)	-13.0%
Domestic Upholstery	(595)	-2.1%	(1,308)	-4.4%
All Other	(156)	-32.2%	(618)	-198.1%
Consolidated	$(3,564)	-4.2%	$(5,170)	-5.5%

	Table VI
	HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
	Order Backlog
	(In thousands)
	(Unaudited)

Reporting Segment	May 4, 2025	February 2, 2025	April 28, 2024

Hooker Branded	$13,479	$13,109	$17,129
Home Meridian	18,069	21,002	49,396
Domestic Upholstery	19,401	18,123	19,236
All Other	254	402	-

Consolidated	$51,203	$52,636	$85,761

For more information, contact:
C. Earl Armstrong III, Senior Vice President & Chief Financial Officer, Phone: (276) 666-3969